As filed with the Securities and Exchange Commission on December 23, 2014

Registration No.  333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VERSAR, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	54-08522979 (I.R.S. Employer Identification No.)

6850 Versar Center, Springfield, Virginia 22151

(703) 750-3000

 (Address of Principal Executive Offices)(Zip Code)

Versar, Inc.

2005 Amended and Restated Employee Stock Purchase Plan
(Full titles of the plans)

Anthony L. Otten Chief Executive Officer Versar, Inc. 6850 Versar Center Springfield, Virginia 22151 (703) 750-3000	Copies to: Elizabeth H. Noe Paul Hastings LLP 1170 Peachtree St., Suite 100 Atlanta, GA 30309 (404) 815-2287

(Name, address, and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value per share	200,000	$3.06	$612,000	$71.11

(1)	200,000 shares of Common Stock of the Registrant were previously registered pursuant to the Registrant’s Registration Statement on Form S-8, Registration No. 333-121619, filed on December 23, 2004 (the “Prior Registration Statement”) with respect to the Versar, Inc. Employee Stock Purchase Plan, also known as the 2005 Employee Stock Purchase Plan (the “2005 Plan”). The Registrant paid a registration fee of $99.00 in connection with the registration of its Common Stock pursuant to the Prior Registration Statement. This Registration Statement on Form S-8 is filed to register an additional 200,000 shares of Common Stock for issuance with respect to the 2005 Plan as a result of an increase in the shares available under the 2005 Plan following the Versar, Inc. shareholders’ approval of the amendment and restatement of the 2005 Plan on November 13, 2014. Therefore, the Registrant is paying an additional registration fee of $71.11 with this Registration Statement. In accordance with General Instruction E to Form S-8, the Registrant incorporates by reference the contents of the Prior Registration Statement. Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving Common Stock of the Registrant, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 2005 Plan.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(h)(1) under the Securities Act of 1933, as amended. The offering price is calculated pursuant to Rule 457(c) based on the average of the high and low sales prices ($3.06 per share) for the Registrant’s Common Stock as quoted on the NYSE MKT on December 19, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.

Not required to be filed with this Registration Statement.*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Not required to be filed with this Registration Statement.*

* The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of this Registration Statement will be sent or given to participants of the 2005 Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended. As permitted by Part I of Form S-8, such documents are not required to be, and are not, filed with the U.S. Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act of 1933, as amended. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by Versar, Inc. (the “Company”) with the Commission are incorporated in this Registration Statement by reference:

(a) The Registrant’s annual report on Form 10-K for the fiscal year ended June 27, 2014;

(b) The Registrant’s quarterly report on Form 10-Q for the quarter ended September 26, 2014;

(c) The Company’s current reports on Form 8-K filed on July 7, 2014 (as amended by the Company’s current reports on Form 8-K/A filed on September 17, 2014 and November 21, 2014) and November 17, 2014; and

(d) The description of the Registrant’s Common Stock, par value $0.01, which is contained in its registration statement on Form 10 filed under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such descriptions.

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. The Certificate of Incorporation and By-laws of the Registrant provide for indemnification of its officers and directors to the full extent authorized by such section.

Item 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

(a) The following exhibits are filed herewith

Exhibit	Description
4.1	Versar, Inc. 2005 Amended and Restated Employee Stock Purchase Plan

5.1	Opinion of Paul Hastings LLP

23.1	Consent of Grant Thornton, LLP

23.2	Consent of Paul Hastings LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page hereto)

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions pursuant to which the directors, officers or controlling persons may be indemnified by the registrant or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia on December 23, 2014.

VERSAR, INC.

By:	/s/ Anthony L. Otten
Anthony L. Otten
Chief Executive Officer

We, the undersigned officers and directors of Versar, Inc., hereby severally constitute Anthony L. Otten and James D. Villa and each of them singly, our true and lawful attorneys with full power to them, to sign for us and in our names in the capacities indicated below, any and all amendments, including post-effective amendments, to this registration statement, and generally do all such things in our name and behalf in such capacities to enable Versar, Inc. to comply with the applicable provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys, or either of them, to any and all such amendments. Pursuant to the requirements of the Securities Act of 1933, as amended this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anthony L. Otten	Chief Executive Officer and Director	December 23, 2014
Anthony L. Otten	(Principal Executive Officer)

/s/ Jeffrey A. Wagonhurst	President and Director	December 23, 2014
Jeffrey A. Wagonhurst

/s/ Cynthia A. Downes	Executive Vice President, Chief	December 23, 2014
Cynthia A. Downes	Financial Officer and Treasurer
(Principal Accounting Officer)

/s/ Paul J. Hoeper	Chairman and Director	December 23, 2014
Paul J. Hoeper

/s/ Robert L. Durfee	Director	December 23, 2014
Robert L. Durfee

/s/ James L. Gallagher	Director	December 23, 2014
James L. Gallagher

/s/ Amoretta M. Hoeber	Director	December 23, 2014
Amoretta M. Hoeber

/s/ Amir A. Metry	Director	December 23, 2014
Amir A. Metry

/s/ Frederick M. Strader	Director	December 23, 2014
Frederick M. Strader

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Versar, Inc. 2005 Amended and Restated Employee Stock Purchase Plan

5.1	Opinion of Paul Hastings LLP

23.1	Consent of Grant Thornton, LLP

23.2	Consent of Paul Hastings LLP (contained in Exhibit 5.1)

24.1	Power of Attorney (contained on signature page hereto)